Exhibit 10.17

CONTRACT OF EMPLOYMENT

Parties

(1)	AgenTus Therapeutics Limited, a wholly-owned subsidiary of MiNK Therapeutics, Inc. and having a place of business at 315 Science Park, Milton Road, Cambridge, CB4 0WG (the "Company").

MiNK Therapeutics, Inc., Agenus, Inc, and subsidiaries of both are referred to as “Group Companies” herein.

(2)Marc van Dijk of 14 Christ’s Lane, Cambridge, CB1 1NP (the "Employee")

1.	Date of Employment
1.1	The Employee's employment shall commence on the date of execution of this agreement by the Employee.
1.2	The Employee's period of continuous employment for the purposes of the Employment Rights Act 1996 commenced on 1 November 2008.
2.	Nature of Employment
2.1	The Employee is employed as Chief Scientific Officer.
2.2

The Employee shall carry out such duties as shall from time to time be assigned to him/her by the Company and shall use his/her best endeavors to promote, protect and develop the interests of the Company.

2.3

The Employee will be expected, on a daily basis, to report to and liaise with Jennifer Buell, the CEO and President (his "Line Manager”). The Line Manager may be altered at the discretion of the Company.

2.4

The Employee agrees that he will spend the whole of his time and attention on the Company's business during normal working hours and that during the term of his employment with the Company he will not engage in any other employment, occupation, consulting or other business activity.

2.5	The Employee is required at all times to comply with the Company’s rules, policies and procedures in force from time to time, copies of which are available from the Human Resources Manager.
2.6	There are no collective agreements applicable to the Employee's employment.
3.	Right to work in the UK
3.1

The Employee warrants that he has the unrestricted right to work in the United Kingdom without any additional immigration approvals and that he has provided the Company with all necessary assistance to enable the Company to comply with its duties under the Immigration Asylum and Nationality Act 2006.  The Employee undertakes to notify the Company immediately if any such right ceases, or is reasonably expected to cease during his employment and to immediately provide the Company with written details of changes to his personal circumstances that might affect his immigration permission.

3.2

In order for the Company to comply with its duties to prevent illegal working, if the Employee is a sponsored migrant under the Points Based System, the Employee is required to notify the Company in writing within five working days of any change in the Employee’s personal contact details (home address, home telephone number and mobile telephone number).

3.3

The Employee undertakes to provide on request, and if necessary, at least once in every 12-month period, the Employee’s original passport and other satisfactory documentary evidence of his right to work in the UK.  The Employee acknowledges that his continuing employment with the Company is conditional on compliance with this obligation and the other duties in this clause, and that failure to comply to the Company's satisfaction may result in disciplinary action under the Company's Disciplinary Procedure.

3.4

The Company shall be entitled to terminate the employment summarily by written notice and without any payment in lieu of notice (but without prejudice to the rights and remedies of the Company for any breach of this agreement and to the Employee’s continuing obligations under this agreement) if the warranty by the Employee in this clause is found to be misleading or incorrect.

4.	Remuneration
4.1	Basic Salary
a)

The Employee shall be paid a basic annual salary of £260,000, which shall be paid monthly in arears subject to deduction of income tax and national insurance and shall be deemed to accrue from day to day based on a five day working week.

b)

Salaries are normally paid by direct transfer to the Employee's bank account on or before the 25th day of the month except that, where such day does not fall on a working day, payment will be made on the next working day.

4.2	Benefits
(a)	Subject to the terms of any scheme from time to time, the Employee shall be entitled to:
•	Private medical insurance;
•	Permanent health insurance;
•	Life assurance (at a rate of four times the Employee’s basic salary set out under Clause 4.1(a)); and
•

Participate in the Company’s Group Personal Pension Plan (under which the Employee shall make a monthly contribution of 2% and the Company 8% of the Employee’s basic salary under Clause 4.1(a)), subject to the terms thereof, and the pensions automatic enrolment laws, that may change from time to time.

(b)	To the extent that any of the benefits are taxable, the Employee will be responsible for all those liabilities.
(c)

Participation in any insurance-based benefit (including private medical insurance, life assurance and permanent health insurance) is subject to the relevant policy terms and conditions from time to time in force, is conditional on the Employee satisfying any applicable requirements of the insurer and being accepted at normal rates of premium.  The Company shall have no liability to pay any benefit to the Employee unless it receives payment from the insurer.

(d)	The Company reserves the right to amend, alter or cease to provide (without compensation) any benefit (including any commission plan, bonus or incentive based pay) at any time.
(e)

Nothing in this agreement shall constrain or prevent the Company from terminating the Employee’s employment, notwithstanding that the Employee is or may be entitled to receive benefit payments or other benefits under any permanent health insurance scheme from time to time in force.

5.	Housing and Travel Budget

You will receive an equal housing and travel budget in the sum of £18,000.  This will be paid to you in equal monthly instalments of £1,500 subject to any statutory deductions if and as required by law.

6.	Tax Advice

During your employment with the Company, the Company will help you to subsidize the cost of any specialist tax advice you need to take the Global Tax Network arising out of your working arrangements in the United Kingdom.  The Company will contribute an annual payment of up to £2,500 towards the cost of any such tax advice and you will be required to provide valid receipts and/or invoices evidencing the cost of the tax advice.

7.	Management Incentive Plan
(a)

The Employee shall be eligible to participate in such discretionary Company Management Incentive Plan as may apply from time to time (the “Plan”).  Under such Plan, the Company may in its absolute discretion pay the Employee a bonus of such amount and at such intervals as the Company may in its absolute discretion determine, taking into account Company performance and individual performance from time to time.  For the purposes of this clause, the Employee’s target annual bonus shall be 35% of the Employee’s base salary.  Any payments can range from 0% to 200% of target.

(b)

Any payments under the Plan are at the sole discretion of the MiNK Board of Directors, and Company may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

8.	Expenses
8.1

The Employee shall be reimbursed all reasonable expenses properly incurred in the discharge of the Employee's duties in accordance with this contract and subject to any other instructions or regulations issued by the Company from time to time.  As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.

8.2

The Employee must not without the prior written authorisation of the MiNK Board of Directors or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Employee) by or on behalf of the Company or any of the Company’s Group Companies, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement ("Inducement") (whether in cash or in kind).  In the event that the Employee or any person on the Employee's behalf directly or indirectly receives any such Inducement, the Employee must immediately account to the Company for the amount so received.
9.	Place of Work
9.1

The Employee's primary place of work will be at 315 Science Park, Milton Road, Cambridge, CB4 0WG, United Kingdom.  In addition, the Employee agrees to work at such other places within the United Kingdom as the Company may reasonably require for the performance of the Employee’s duties.

9.2

In addition the Employee will be required to work at such other places as the Company may from time to time specify for the performance of the Employee's duties and shall travel to such parts of the world as the Company may direct and authorise.  If the Company requires the Employee to work outside the United Kingdom for a consecutive period of more than one month, it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

9.3	If the Company requires the Employee to change his residence, the Company will reimburse such removal and other incidental expenses as the Company considers reasonable in the circumstances.
10.	Hours of Work
10.1	The normal working hours of the Employee will be from 9.00 a.m. to 5.30 p.m. on Mondays to Fridays. The Employee will be entitled to an hour's lunch break during each working day.

10.2

In addition, the Employee shall be required to work at such other times as the Company may reasonably require to meet the needs of the business.  The Employee will not receive additional payment for such further work. The Employee accepts that by signing this agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply.  The Employee may terminate his agreement to this provision by giving three months’ notice in writing.

11.	Holidays
11.1	Annual Holidays
(a)

The Employee's annual paid holiday entitlement is a minimum of 25 working days in each holiday year, with holiday entitlement available to the Employee in a manner consistent with the vacation policy at MiNK Therapeutics.

(b)	The Employee is required to submit a holiday request form to his Line Manager for approval for all periods of leave.
(c)	The holiday year runs from 1 January to 31 December.
(d)	Unused holiday entitlement shall not carry over from one holiday year to the subsequent holiday year..

(e)	The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee's duties whilst he is on holiday.
(f)

Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year.  The number of days remaining, if any, will be paid.

11.2	Bank Holidays and Public Holidays

In addition to annual holidays the Employee shall be entitled to paid holidays on all statutory and public holidays together with any additional holidays awarded by the Company.

12.	Sickness or Injury
12.1	If the Employee is absent from work due to sickness, he may be entitled to statutory sick pay. Any other payment will be at the discretion of the Company.
12.2

If the Employee is prevented by sickness from performing his/her duties properly, he shall report this fact promptly to his Line Manager, or another manager if the Line Manager is not available, before 10.00 a.m. on the first day of sickness together with an estimate of the period of absence envisaged.  Any change in the estimated period of absence must be notified as soon as possible.

12.3

If the absence continues for more than 5 continuous working days a Statement of Fitness to Work (“fit-note”) from the Employee's doctor should be submitted explaining the nature of the sickness or injury.

12.4	During all periods of absence due to sickness or injury the Employee should keep the Company informed as to his/her likely date of return.
12.5	If the Employee is unable to perform his duties for more than 12 weeks in any 12 month period due to sickness or injury, then the Company shall be entitled to terminate the employment.
12.6

The Employee agrees to consent to medical examinations (at the Company’s expense) by a medical practitioner nominated by the Company at any time during his employment should the Company so require.  The Employee agrees that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant medical practitioner and otherwise, as appropriate.

12.7	A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.

13.	Parental Leave/Paternity Leave
13.1	Employees with the requisite period of service may be entitled to statutory parental leave and/or paternity leave.

13.2	Full details of the relevant regulations and entitlements may be obtained on request from the Human Resources Manager.
14.	Health and Safety
14.1

The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto ("the Act") and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)take reasonable care for the health and safety of him or herself and of others who may be affected by his/her acts or omissions at work;

(a)	as regards any duty imposed on the Company or any other person, co-operate with the Company so far as is necessary to enable that duty to be performed or complied with.

15.	Notice of Termination
15.1	In order to terminate the employment under this contract the Employee is required to give to the Company, and the Company is required to give to the Employee, the following periods of written notice:

(a)	after completion of the probationary period and up to the completion of 4 years' continuous employment	1 month's notice
(b)	from 5 years' continuous employment and up to 11 years' continuous employment	1 week's notice for every completed year of continuous employment
(c)	more than 12 years' continuous employment	3 months' notice

15.2

The Company reserves the right to terminate the employment with immediate effect by communicating to the Employee its decision to terminate his employment (either verbally or in writing) with immediate effect and by making thereafter a payment to the Employee representing the Employee’s basic salary in lieu of notice (or the unexpired period of notice), which for the avoidance of doubt does not include any contractual or other benefits to which he would have otherwise have been entitled to receive or accrue during the notice period.

15.3	After notice has been served by the Company or the Employee, the Company may:

(a)	require the Employee to perform such duties as the Company determines provided that such duties are of a standard appropriate to the Employee’s job description;
(b)	require the Employee to carry out no duties and exclude the Employee from the premises of the Company; or

(c)	require the Employee does not contact any existing or prospective customer, employee, supplier or any other business contact of the Company; or

(c)require that the Employee does not access or seek to use, access, download, save or otherwise retain copies of any of the Company’s materials, records and other information, databases, electronic communications or storage systems,

And in each case, the Company will continue to pay the Employee salary and provide all other benefits arising under the agreement during the period of notice except that, notwithstanding any other terms of this agreement, bonus or other performance related benefits shall not accrue.  During such period of notice, the Employee shall remain an employee of the Company and will continue to be bound by the terms of conditions of his employment.

16.	Summary Dismissal
16.1

In the following circumstances, which are intended by way of example only of what may be regarded as gross misconduct, and not by way of a complete list, the Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further payment under his/her terms of employment except such sum as has accrued and is due at the date of termination:

a)	refusing to carry out any proper direction given in the course of the employment;
b)	improperly divulging to any third party any confidential or non-public information regarding the Company, its employees or any person with whom the Company deals;
c)	committing any act or divulging any information which is contrary to or damages the interests or objectives of the Company;
d)

committing any criminal offence which in the opinion of the Company makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him/her unacceptable to other employees;

e)	dishonest conduct;
f)	violent, obscene or abusive behaviour towards other employees or officers of the Company;
g)	serious or wilful breach of the Employee's duties;
h)	if the warranties given by the Employee at Clause 3 are found to be misleading or incorrect;
i)	attending the Company's premises or engaging in the Company's business whilst under the influence of alcohol or unlawful drugs;
j)	any breach of the Bribery Act
k)	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems; or
l)	if the Employee fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval to enable the Employee to undertake all or any of his duties.
16.2

Any other serious or irreparable act or omission by the Employee may be regarded as gross misconduct where such act or omission is, in the reasonable opinion of the Company likely to (or has) cause(d) serious harm to the business or reputation of the Company.

17.	Disciplinary Procedure
17.1

This disciplinary procedure does not form part of the Employee's contract of employment (save and only to the extent that it may from time to time be required to do so by law).  The Company accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.

17.2	Any Employee who departs from normally expected standards or who violates the Company's rules will be liable to disciplinary action.
17.3

If disciplinary action which may lead to disciplinary measures is to be taken against the Employee (other than suspension under (d) and (e) below or issuing of a warning – where modified procedures may apply), the following procedure will normally apply. The Employee will receive a letter setting out the alleged conduct or other circumstances and inviting the Employee to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Employee time to consider the allegations against him/her.  At the disciplinary hearing (which the Employee must take all reasonable steps to attend) the Employee will be given the opportunity to respond to the issues raised.  The decision on the hearing will be notified to the Employee after the hearing, along with details of the right to appeal. The Employee will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

17.4

The Company reserves the right to suspend the Employee on full pay pending investigation where the Company has reasonable grounds to believe that the Employee's continued employment might be prejudicial to the Company's business or other employees.  The Company reserves the right to suspend the Employee without pay and benefits as a disciplinary measure.

17.5

Disciplinary action will vary in accordance with the seriousness of the Employee’s offence.  Minor instances of wrongdoing may result in a verbal or written warning. More serious offences or repeated infringements may result in a final written warning. The most serious offences or repeated infringements following a final written warning may result in dismissal with or without notice.

17.6

The Employee may appeal against any disciplinary action taken. The Employee will then be invited to attend an appeal hearing (and must take all reasonable steps to do so).  Following any such appeal, the Employee will be informed of the outcome.

18.

Grievance Procedure
18.1

It is expected that most grievances may be resolved informally.  However, if the Employee wishes to raise a formal grievance relating to his/her employment he/she should raise it in the first instance in writing with his/her Line Manager setting out the nature of the grievance.  The Line Manager will then invite the Employee to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Company to consider the issues raised.  After the meeting, the Company will inform the Employee of the decision and of his/her right to appeal.

18.2

If the grievance is not satisfactorily resolved in this way then the Employee should appeal the matter in writing.  The Employee will be invited to an appeal hearing.  The appeal decision shall be final.

18.3

This policy does not form part of the contract of employment, save and only to the extent expressly required by law. If the Employee wishes, he may be accompanied at either or both hearings by a colleague or trade union official.

19.	Sexual Harassment
19.1	The Company considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.

19.2	An Employee who feels that he/she has been subjected to sexual harassment should raise the matter with his/her Line Manager under the terms of the grievance procedure set out in Clause 18.
19.3

An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in Clause 17.  The Company may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.

20.	Data Protection
20.1

The Company or any Group Company may collect, hold, process, or transfer personal and sensitive personal data relating to the Employee as set out in, and for the purposes set out in, the privacy notice provided separately to the Employee and the Company’s data privacy policy.

20.2

The Company may, from time to time, monitor the Employee’s use of the internet and of email communications received, created, stored, sent or forwarded by the Employee on systems and equipment provided by the Company to the Employee for the performance of their duties, as set out in, and for the purposes set out in the privacy notice provided separately to the Employee and the Company’s IT and communications policy and privacy policy.

20.3

The Company may transfer data to jurisdictions within the European Economic Area (the “EEA”) and outside the EEA.  Where the disclosure or transfer is to a non-EEA jurisdiction, the Company shall take reasonable steps to ensure the Employee’s personal data continues to be adequately protected.

20.4	In limited cases where the Employee’s consent is appropriate to and sought for specific processing, a separate consent notice will apply.

20.5	Please note that the privacy notice, privacy policy and any separate consent notices where relevant or required do not form part of the Employee’s contract of employment.
21.	Confidential Information
21.1

The Employee acknowledges that the Company and the Group Companies continually develop confidential information, that the Employee has developed and may develop confidential information for the Company or the Group Companies and that the Employee has learned and may learn of confidential information during the course of employment.  The Employee will comply with the policies and procedures of the Company and the Group Companies for protecting confidential information and shall never disclose to any third party (except as required by applicable law or for the proper performance of her duties and responsibilities to the Company and the Group Companies under contractual obligations of confidentiality), or use for his own benefit or gain, any confidential information obtained by the employee incident to her employment or other association with the Company or any of the Group Companies.  The Employee understands that the restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.  Nothing in this Agreement limits, restricts or in any other way affects the Employee’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.  The Employee cannot be held criminally or civilly liable under any law for disclosing a trade secret (1) in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (2) in a complaint or other document filed under seal in a lawsuit or other proceeding.  Notwithstanding this immunity from liability, the Employee may be held liable if the Employee unlawfully accesses trade secrets by unauthorized means.

21.2

All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or the Group Companies and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Employee, shall be the sole and exclusive property of the Company or, as relevant, one of the Group Companies.  The Employee shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in the Employee’s possession or control.  The Employee also agrees that, upon request of any duly authorized officer of the Company, the Employee shall disclose all passwords and passcodes necessary or desirable to obtain access to, or that would assist in obtaining access to, any information which the Employee has password-protected on any computer equipment, network or system of the Company or any of the Group Companies.

21.3

The Employee acknowledges and agrees that all confidential information and proprietary materials that are provided by the Company to the Employee under this agreement are and shall remain the exclusive property of the Company or the Group Company or third party entrusting such confidential information or proprietary materials to the Company.

22.	Deductions
22.1

The Employee consents to the deduction from any sum otherwise payable to the Employee by reason of his/her employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Company may bona fide have against the Employee, including but not limited to:

(a)	overpayment of wages;
(b)	overpayment in respect of expenses incurred by the Employee in carrying out his/her duties;

(c)	loans which the Company may from time to time make to the Employee; and
(d)	advances on wages which the Company may from time to time make to the Employee.
22.2

The Employee further consents that the Company has the right to deduct from the employee's salary or other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employee's employment he/she has taken in excess of his/her accrued holiday entitlement.

23.	Choice of Law
23.1

This contract shall be governed by and construed in accordance with the law of England and each party to this agreement submits to the non-exclusive jurisdiction of the courts and tribunals of England.

SIGNED by Jennifer Buell

for and on behalf of the Company

/s/ Jennifer Buell, PhD

Date: March 2, 2022

SIGNED by the Employee

/s/ Marc van Dijk

Date: March 2, 2022